Exhibit 99.1
News

Contacts:
Media:
Robert W. Grupp
610-738-6402
rgrupp@cephalon.com

Investors:
Robert (Chip) Merritt
610-738-6376 office
cmerritt@cephalon.com

For Immediate Release

Cephalon Expects Second Quarter 2006 Results to Exceed Prior Guidance

Frazer, Pa. —  July 26, 2006 —  Cephalon, Inc. (Nasdaq: CEPH) today announced that, based on preliminary financial results, it expects basic adjusted income per common share for the second quarter of 2006 to exceed its previously issued guidance by at least 40 percent driven largely by strong gross sales of PROVIGIL® (modafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and favorable trends in gross-to-net sales discounts.  The company now anticipates that net sales for the second quarter of 2006 will be between $420-$430 million, up from the previous sales guidance of $380-390 million.

The company will report second quarter 2006 results on Thursday, August 3, 2006 at 4:30 p.m.  At that time, it will update full-year 2006 sales, adjusted net income and basic adjusted income per common share guidance. The company expects to modestly increase its full-year 2006 guidance when issued.

 Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction.  Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company currently markets five proprietary products in the United States: PROVIGIL, GABITRIL® (tiagabine hydrochloride), ACTIQ, TRISENOX® (arsenic trioxide) injection, VIVITROLTM (naltrexone for extended-release injectable suspension) and numerous products internationally.  Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

- more -

SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065

* * *

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products, interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance, including the exact amount by which actual second quarter 2006 financial results exceed the company’s previously issued guidance and the extent of any future changes to previously issued full year 2006 guidance; and other statements regarding matters that are not historical facts, including the timing of Cephalon’s resubmission to FDA and FDA’s response thereto.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

# # #

SOURCE:  Cephalon, Inc. ● 41 Moores Road ● Frazer, PA  19355 ● (610) 344-0200 ● Fax (610) 344-0065